Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 (333-186264) of HF2 Financial Management Inc. (a company in the development stage) of our report dated February 26, 2013, which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to our audit of the financial statements appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey LLP

McGladrey LLP

New York, New York

February 26, 2013